Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

October 4, 2012

Kingold Jewelry, Inc. 15 Huangpu Science and Technology Park Jiang'an District Wuhan, Hubei Province, PRC 430023

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Kingold Jewelry, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance, pledge and sale by the Company of an aggregate of up to 10,600,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) pursuant to that certain Stock Loan and Repurchase Agreement, dated October 4, 2012 (the “Loan Agreement”), between the Company and Equities First Holdings, LLC, a Delaware limited liability company (“EFH”). The Shares will be issued, pledged and sold to EFH pursuant the prospectus supplement, dated October 4, 2012 (the “Prospectus Supplement”), supplementing the prospectus dated, March 13, 2012 (the “Base Prospectus”), that forms part of the Company’s shelf registration statement on Form S-3 (File No. 333-179694) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

As U.S. securities counsel for the Company, we have examined (i) the Prospectus; (ii) the Registration Statement; (iii) the form of certificate used to evidence the Common Stock; (vi) an executed copy of the Loan Agreement and (vii) certain resolutions of the Board of Directors of the Company adopted on September 12, 2012, each as certified by the Secretary of the Company on the date hereof as being true, correct and complete, relating to, among other things, the execution and delivery of the Loan Agreement and the issuance, pledge and sale of the Shares (the “Resolutions”).

We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and other corporate documents, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

NEW YORK ♦ LONDON ♦ HONG KONG ♦ CHICAGO ♦ WASHINGTON, D.C. ♦ BEIJING ♦ PARIS ♦ LOS ANGELES ♦ SAN FRANCISCO ♦ PHILADELPHIA ♦ SHANGHAI ♦ PITTSBURGH

MUNICH ♦ ABU DHABI ♦ PRINCETON ♦ NORTHERN VIRGINIA ♦ WILMINGTON ♦ SILICON VALLEY ♦ DUBAI ♦ CENTURY CITY ♦ RICHMOND ♦ GREECE

Kingold Jewelry, Inc. October 4, 2012 Page 2

Based on, and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the provisions of the Loan Agreement against payment of the requisite consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the federal laws of the United States of America and the Delaware General Corporation Law. We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of Delaware, or as to any matters arising thereunder or relating thereto.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to sales of the Shares.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ REED SMITH LLP